Free Writing Prospectus, dated November 20, 2025

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated November 17, 2025 filed pursuant to

Rule 424(b)(3) under the Securities Act of 1933

Registration Statement Nos. 333-290112 and 333-290112-01

SCE Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$1,642,716,000 Senior Secured Recovery Bonds, Series 2025-A (the “Bonds”)

Issuing Entity:	SCE Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Southern California Edison Company (“SCE”)

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Citigroup Global Markets Inc. Barclays Capital Inc. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Co-Managers:

Academy Securities, Inc.

AmeriVet Securities, Inc.

Cabrera Capital Markets LLC

CastleOak Securities, LP

Drexel Hamilton, LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026

Closing Date / Settlement Date:	December 1, 2025(2)

Initial Fixed Recovery Charge as Percentage of Customer’s Bill:

While the initial fixed recovery charge will vary based on the FRC consumer class, the initial fixed recovery charge is expected to represent approximately 0.6% of the total bill, as of October 1, 2025, received by a 500 kWh residential customer of SCE.

The estimated aggregate initial fixed recovery charge for (1) the Bonds and (2) the Prior Recovery Bonds outstanding is expected to represent approximately 1.1% of the total electric bill, as of October 1, 2025, received by a 500 kWh residential consumer of SCE.

Applicable Time:	4:34 P.M. (Eastern time) on November 20, 2025

Proceeds:	The total initial price to the public is $1,642,653,540.64. The total amount of the underwriting discounts and commissions is $6,570,864.00. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $5,335,136.00) is $1,636,082,676.64.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the Bonds against payment for the Bonds on or about December 1, 2025, which will be the sixth business day following the date of pricing of the Bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade Bonds on the date of pricing or the succeeding four business days will be required, by virtue of the fact that the Bonds initially will settle in T + 6, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)	CUSIP	ISIN
A-1	$442,716,000	5.66	3/15/2036	3/15/2038	4.453%	99.99752%	0.40%	$440,934,157	78433LAJ5	US78433LAJ52
A-2	$600,000,000	15.02	3/15/2045	3/15/2047	5.341%	99.99945%	0.40%	$597,596,700	78433LAK2	US78433LAK26
A-3	$600,000,000	22.22	9/15/2050	9/15/2052	5.541%	99.99197%	0.40%	$597,551,820	78433LAL0	US78433LAL09

(1)

Interest on the Bonds will accrue from December 1, 2025. If the Bonds are delivered to a purchaser after December 1, 2025 such purchaser will pay accrued interest from December 1, 2025 up to, but not including, the date the Bonds are delivered to the purchaser.

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
9/15/2026	$27,980,211.99	$0.00	$0.00
3/15/2027	$18,349,361.94	$0.00	$0.00
9/15/2027	$18,752,956.15	$0.00	$0.00
3/15/2028	$19,165,427.43	$0.00	$0.00
9/15/2028	$19,586,971.00	$0.00	$0.00
3/15/2029	$20,017,786.43	$0.00	$0.00
9/15/2029	$20,458,077.64	$0.00	$0.00
3/15/2030	$20,908,053.06	$0.00	$0.00
9/15/2030	$21,367,925.68	$0.00	$0.00
3/15/2031	$21,837,913.22	$0.00	$0.00
9/15/2031	$22,318,238.11	$0.00	$0.00
3/15/2032	$22,809,127.76	$0.00	$0.00
9/15/2032	$23,310,814.52	$0.00	$0.00
3/15/2033	$23,823,535.89	$0.00	$0.00
9/15/2033	$24,347,534.57	$0.00	$0.00
3/15/2034	$24,883,058.58	$0.00	$0.00
9/15/2034	$25,430,361.46	$0.00	$0.00
3/15/2035	$25,989,702.26	$0.00	$0.00
9/15/2035	$26,561,345.76	$0.00	$0.00
3/15/2036	$14,817,596.55	$12,327,966.01	$0.00
9/15/2036	$0.00	$27,792,310.91	$0.00
3/15/2037	$0.00	$28,515,605.80	$0.00
9/15/2037	$0.00	$29,257,724.45	$0.00
3/15/2038	$0.00	$30,019,156.72	$0.00
9/15/2038	$0.00	$30,800,405.28	$0.00
3/15/2039	$0.00	$31,601,985.82	$0.00
9/15/2039	$0.00	$32,424,427.50	$0.00
3/15/2040	$0.00	$33,268,273.23	$0.00
9/15/2040	$0.00	$34,134,080.05	$0.00
3/15/2041	$0.00	$35,022,419.47	$0.00
9/15/2041	$0.00	$35,933,877.94	$0.00
3/15/2042	$0.00	$36,869,057.12	$0.00
9/15/2042	$0.00	$37,828,574.32	$0.00
3/15/2043	$0.00	$38,813,062.98	$0.00
9/15/2043	$0.00	$39,823,172.93	$0.00
3/15/2044	$0.00	$40,859,571.02	$0.00
9/15/2044	$0.00	$41,922,941.34	$0.00
3/15/2045	$0.00	$2,785,387.11	$40,228,598.79
9/15/2045	$0.00	$0.00	$44,204,428.36
3/15/2046	$0.00	$0.00	$45,432,869.42
9/15/2046	$0.00	$0.00	$46,695,448.86
3/15/2047	$0.00	$0.00	$47,993,115.38
9/15/2047	$0.00	$0.00	$49,326,844.07
3/15/2048	$0.00	$0.00	$50,697,637.06
9/15/2048	$0.00	$0.00	$52,106,524.39
3/15/2049	$0.00	$0.00	$53,554,564.70
9/15/2049	$0.00	$0.00	$55,042,846.06
3/15/2050	$0.00	$0.00	$56,572,486.75
9/15/2050			$58,144,636.16
Total Payments	$442,716,000.00	$600,000,000.00	$600,000,000.00

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi-Annual Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
Issuance Date	$442,716,000.00	$600,000,000.00	$600,000,000.00
9/15/2026	$414,735,788.01	$600,000,000.00	$600,000,000.00
3/15/2027	$396,386,426.07	$600,000,000.00	$600,000,000.00
9/15/2027	$377,633,469.92	$600,000,000.00	$600,000,000.00
3/15/2028	$358,468,042.49	$600,000,000.00	$600,000,000.00
9/15/2028	$338,881,071.49	$600,000,000.00	$600,000,000.00
3/15/2029	$318,863,285.06	$600,000,000.00	$600,000,000.00
9/15/2029	$298,405,207.42	$600,000,000.00	$600,000,000.00
3/15/2030	$277,497,154.36	$600,000,000.00	$600,000,000.00
9/15/2030	$256,129,228.68	$600,000,000.00	$600,000,000.00
3/15/2031	$234,291,315.46	$600,000,000.00	$600,000,000.00
9/15/2031	$211,973,077.35	$600,000,000.00	$600,000,000.00
3/15/2032	$189,163,949.59	$600,000,000.00	$600,000,000.00
9/15/2032	$165,853,135.07	$600,000,000.00	$600,000,000.00
3/15/2033	$142,029,599.18	$600,000,000.00	$600,000,000.00
9/15/2033	$117,682,064.61	$600,000,000.00	$600,000,000.00
3/15/2034	$92,799,006.03	$600,000,000.00	$600,000,000.00
9/15/2034	$67,368,644.57	$600,000,000.00	$600,000,000.00
3/15/2035	$41,378,942.31	$600,000,000.00	$600,000,000.00
9/15/2035	$14,817,596.55	$600,000,000.00	$600,000,000.00
3/15/2036	$0.00	$587,672,033.99	$600,000,000.00
9/15/2036	$0.00	$559,879,723.08	$600,000,000.00
3/15/2037	$0.00	$531,364,117.28	$600,000,000.00
9/15/2037	$0.00	$502,106,392.83	$600,000,000.00
3/15/2038	$0.00	$472,087,236.11	$600,000,000.00
9/15/2038	$0.00	$441,286,830.83	$600,000,000.00
3/15/2039	$0.00	$409,684,845.01	$600,000,000.00
9/15/2039	$0.00	$377,260,417.51	$600,000,000.00
3/15/2040	$0.00	$343,992,144.28	$600,000,000.00
9/15/2040	$0.00	$309,858,064.23	$600,000,000.00
3/15/2041	$0.00	$274,835,644.76	$600,000,000.00
9/15/2041	$0.00	$238,901,766.82	$600,000,000.00
3/15/2042	$0.00	$202,032,709.70	$600,000,000.00
9/15/2042	$0.00	$164,204,135.38	$600,000,000.00
3/15/2043	$0.00	$125,391,072.40	$600,000,000.00
9/15/2043	$0.00	$85,567,899.47	$600,000,000.00
3/15/2044	$0.00	$44,708,328.45	$600,000,000.00
9/15/2044	$0.00	$2,785,387.11	$600,000,000.00
3/15/2045	$0.00	$0.00	$559,771,401.21
9/15/2045	$0.00	$0.00	$515,566,972.85
3/15/2046	$0.00	$0.00	$470,134,103.43
9/15/2046	$0.00	$0.00	$423,438,654.57
3/15/2047	$0.00	$0.00	$375,445,539.19
9/15/2047	$0.00	$0.00	$326,118,695.12
3/15/2048	$0.00	$0.00	$275,421,058.06
9/15/2048	$0.00	$0.00	$223,314,533.67
3/15/2049	$0.00	$0.00	$169,759,968.97
9/15/2049	$0.00	$0.00	$114,717,122.91
3/15/2050	$0.00	$0.00	$58,144,636.16
9/15/2050	$0.00	$0.00	$0.00

Subject to the terms and conditions in the underwriting agreement among us, SCE and the underwriters, for whom Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC, and SMBC Nikko Securities America, Inc. are acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
Citigroup Global Markets Inc.	$132,812,000	$180,000,000	$180,000,000
Barclays Capital Inc.	$88,544,000	$120,000,000	$120,000,000
RBC Capital Markets, LLC	$88,544,000	$120,000,000	$120,000,000
SMBC Nikko Securities America, Inc.	$66,408,000	$90,000,000	$90,000,000
Academy Securities, Inc.	$8,301,000	$11,250,000	$11,250,000
AmeriVet Securities, Inc.	$8,301,000	$11,250,000	$11,250,000
Cabrera Capital Markets LLC	$8,301,000	$11,250,000	$11,250,000
CastleOak Securities, LP	$8,301,000	$11,250,000	$11,250,000
Drexel Hamilton, LLC	$8,301,000	$11,250,000	$11,250,000
Loop Capital Markets LLC	$8,301,000	$11,250,000	$11,250,000
Mischler Financial Group, Inc.	$8,301,000	$11,250,000	$11,250,000
R. Seelaus & Co., LLC	$8,301,000	$11,250,000	$11,250,000
Total	$442,716,000	$600,000,000	$600,000,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.240%	0.120%
Tranche A-2	0.240%	0.120%
Tranche A-3	0.240%	0.120%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.19 Standard Deviations from Mean)		-15% (3.10 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days) (1)	WAL (yrs)	Change (days) (1)
A-1	5.66	5.66	0	5.66	0
A-2	15.02	15.02	0	15.02	0
A-3	22.22	22.22	0	22.22	0

(1)	Number is rounded to whole days.

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.19 standard deviations from mean) or 15% (3.10 standard deviations from mean), (ii) the servicer makes timely and accurate filings to true-up the fixed recovery charges annually, (iii) customer write-off rates are held constant at 2% for all FRC consumer classes, (iv) customers remit all fixed recovery charges 19 days after such charges are billed, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the Bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the Bonds is December 1, 2025. There can be no assurance that the weighted average lives of the Bonds will be as shown.

SCE and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SCE and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and SCE and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, SCE, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or by e-mail at syndicateops2@rbc.com, or SMBC Nikko Securities America, Inc. at 1-833-240-3184.